Consent of Independent Auditors







We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-27838) pertaining to the Equitable of Iowa Companies (1982) Stock Incentive Plan; in the Registration Statement (Form S-8 No. 33-57492) pertaining to the Equitable of Iowa Companies Restated and Amended 1992 Stock Incentive Plan; in the Registration Statement (Form S-8 No. 33-57484) pertaining to the Equitable of Iowa Companies Deferred Profit Sharing and Retirement Savings Plan and Trust; in the Registration Statement (Form S-8 No. 33-51091) pertaining to the Equitable of Iowa Companies Employee Stock Purchase Plan; in the Registration Statement (Form S-8 No. 333-02861) pertaining to the Equitable of Iowa Companies 1996 Non-Employee Directors' Stock Option Plan; in the Registration Statement (Form S-3 No. 33-55045) pertaining to the Equitable of Iowa Companies Dividend Reinvestment and Stock Purchase Plan; in the Registration Statement (Form S-3 No. 33-57343) pertaining to the Equitable of Iowa Companies registration of debt securities and the related Prospectus; and in the Registration Statement (Form S-3 No. 333-1909) pertaining to the Equitable of Iowa Companies and Equitable of Iowa Companies Capital Trust registration of debt securities, preferred stock, common stock and warrants and the related Prospectus, of our report dated February 12, 1996 (except for Note 10, as to which the date is May 3, 1996), with respect to the consolidated financial statements of BT Variable, Inc.
and Subsidiaries included in this Current Report on Form 8-K dated August 28, 1996 of Equitable of Iowa Companies.


                                            /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
August 26, 1996